                                                                     Exhibit 7.1


                        AMM HOLDINGS, INC. AND SUBSIDIARY

                      CONSOLIDATED PRO FORMA BALANCE SHEETS
           (IN THOUSANDS, EXCEPT PER SHARE INFORMATION, AND UNAUDITED)

                                                                                                      SEPTEMBER 30,
                                                                                                          2000
                                                                                                      -------------

                                     ASSETS
                  CURRENT ASSETS:
                    Cash and cash equivalents................................................      $           55
                    Accounts receivable, net of reserves for doubtful accounts of
                       $2,156 and $2,194, respectively.......................................              59,488
                    Inventories, net.........................................................              24,432
                    Deposits on tooling......................................................              14,699
                    Other current assets.....................................................               2,667
                                                                                                   --------------
                            Total current assets.............................................             101,341
                                                                                                   --------------

                  PROPERTY, PLANT AND EQUIPMENT:
                    Land.....................................................................               2,382
                    Buildings................................................................              35,223
                    Machinery and equipment..................................................              99,607
                    Less: accumulated depreciation...........................................             (40,940)
                                                                                                   --------------
                       Property, plant and equipment, net....................................              96,272
                                                                                                   --------------
                  GOODWILL, NET..............................................................              26,816
                                                                                                   --------------
                  INTANGIBLE AND OTHER ASSETS, NET...........................................              14,431
                                                                                                   --------------
                            Total assets.....................................................      $      238,860
                                                                                                   ==============
                             LIABILITIES AND DEFICIT
                  CURRENT LIABILITIES:
                    Current portion of long-term obligations.................................      $        9,335
                    Short-term borrowings....................................................                 977
                    Accounts payable.........................................................              38,082
                    Accrued interest.........................................................               6,617
                    Accrued liabilities......................................................              16,757
                    Deferred tooling revenue.................................................              11,305
                                                                                                   --------------
                            Total current liabilities........................................              83,073
                                                                                                   --------------
                  LONG-TERM OBLIGATIONS, NET OF CURRENT PORTION..............................             220,592
                                                                                                   --------------
                  DEFERRED INCOME TAXES......................................................               1,997
                                                                                                   --------------
                  OTHER NON-CURRENT LIABILITIES..............................................               6,846
                                                                                                   --------------
                  COMMITMENTS AND CONTINGENCIES..............................................                  --
                                                                                                   --------------
                  DEFICIT:
                    Common stock ($.01 par value, 3 shares authorized, 1
                       shares issued and outstanding)........................................                  --
                    Additional paid in capital...............................................                 387
                    Accumulated deficit......................................................             (64,363)
                    Accumulated other comprehensive income...................................              (9,672)
                                                                                                   --------------
                            Total deficit....................................................             (73,648)
                                                                                                   --------------
                            Total liabilities and deficit....................................      $      238,860
                                                                                                   ==============

The accompanying notes are an integral part of this consolidated pro forma balance sheet.

                        AMM HOLDINGS, INC. AND SUBSIDIARY

                 CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS
           (IN THOUSANDS, EXCEPT PER SHARE INFORMATION, AND UNAUDITED)


                                                                                                               THIRTY-NINE
                                                                                                                  WEEKS
                                                                                               YEAR ENDED         ENDED
                                                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                                                  1999             2000
                                                                                             -------------    -------------

          NET SALES.....................................................................   $      343,492    $      230,678
          COST OF SALES.................................................................          301,473           203,362
                                                                                           --------------    --------------
            Gross profit................................................................           42,019            27,316
          SELLING, GENERAL AND ADMINISTRATIVE
               EXPENSES.................................................................           31,754            22,835
                                                                                           --------------    --------------
            Operating income............................................................           10,265             4,481
          INTEREST EXPENSE, NET.........................................................           27,842            20,118
          OTHER (INCOME) EXPENSE........................................................           (1,226)              (43)
                                                                                           --------------    --------------
          INCOME (LOSS) BEFORE INCOME TAXES.............................................          (16,351)          (15,594)
          PROVISION FOR INCOME TAXES                                                                  133            (2,695)
                                                                                           --------------    --------------
          NET INCOME (LOSS).............................................................   $      (16,484)   $      (12,899)
                                                                                           ==============    ==============

          EARNINGS (LOSS) PER SHARE.....................................................   $      (16,484)   $      (12,899)
                                                                                           ==============    ==============

          WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING                                                 1                 1
                                                                                           ==============    ==============

The accompanying notes are an integral part of these consolidated pro forma financial statements.

                        AMM HOLDINGS, INC. AND SUBSIDIARY

              NOTES TO CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
                          (IN THOUSANDS AND UNAUDITED)

1.  BASIS OF PRESENTATION

    The consolidated pro forma financial statements of the Company give effect to the sale of the Cosmetics division, which was effective November 14, 2000. In connection with the sale of the Cosmetics division, the Company retired certain of its 11.75% Senior Notes due 2004 ("Senior Notes") and paid down a portion of its bank debt. Both transactions are reflected in these pro forma statements. In addition, the statements reflect the sale of the Germany division that has been reported earlier.


2.  SALE OF COSMETICS

    The Company sold all of the assets of its Cosmetics division, including all of the capital stock of Cepillos De Matamoros S.A. de C.V., along with certain other assets and liabilities located in the United States and France. The sale was for cash of $67 million, subject to adjustment for the level of working capital at the time of closing. Subject to changes in estimates management has made for the working capital adjustment and expenses associated with the transaction, the Company expects to recognize a gain on the transaction of approximately $28 million. The transaction is expected to generate approximately $63.5 million in cash that will be used to reduce leverage.

    The pro forma statements reflect the elimination of the 1999 and 2000 activity and balances of the Cosmetics division. While limited services were provided by corporate, the division operated primarily on a stand-alone basis with limited activity with other divisions of the Company. The Company has not assumed any reductions in corporate expenses due to the sale of the division, except for interest (see Note 3). Summarized results of the division are:


                                                                                                Thirty-nine
                                                                                                   Weeks
                                                                                Year Ended         Ended
                                                                               December 31,    September 30,
                                                                                   1999            2000
                                                                            ---------------   --------------

Net Sales..............................................................     $       41,496    $       33,284
Operating Income.......................................................              4,476             5,269
Net income.............................................................              4,309             5,330



    Summarized balance sheet information of the Cosmetics division as of September 30, 2000 is:


Net Working Capital.....................................................     $     6,181
Fixed Assets, net.......................................................          15,482
Total Assets............................................................          38,755
Total Liabilities.......................................................           4,016
Net Equity..............................................................          34,739

3.  DEBT RETIREMENT

    The Company used the proceeds of the sale of the Cosmetics division in part to retire a portion of its Senior Notes. The Company tendered for the $50 million of outstanding Senior Notes at a discount of 15%. A total of $41.4 million of the Senior Notes were tendered resulting in a payout of $35.1 million plus accrued interest of $0.6 million. The retirement of the Senior Notes is expected to result in a gain of approximately $4.5 million. The Company had tendered for and retired another $50 million of the Senior Notes earlier in 2000, resulting in a gain of $5.1 million. The Company used bank debt to fund the initial tender.

    The Company used the remaining proceeds to pay down its existing bank debt. The Company retired $11.4 million of its term debt. The Company anticipates that the net reduction in the revolving debt balance will be approximately $16 million after all transaction fees are paid.

    The accompanying pro forma statements of operations reflect a net reduction in interest expense of $8.4 million and $6.3 for 1999 and 2000, respectively as a result of the reduction in debt. Additionally, a reduction of debt of $69.0 million is reflected in the pro forma balance sheet.